Exhibit 99.1

NEI Announces Stock Repurchase Program

CANTON, Mass.--(BUSINESS WIRE)--NEI (Nasdaq: NENG), a leading provider of server appliance products and services for storage, security and communications software vendors, today announced that its Board of Directors has authorized the repurchase of up to $5 million of its common stock from time to time on the open market or in non-solicited privately negotiated transactions. The timing and amount of shares repurchased will be determined at management’s discretion, depending upon its evaluation of market conditions and other factors. The Company plans to use existing working capital and future cash generation to finance the repurchases. On March 31, 2008, NEI reported a cash balance of $11.8 million and had approximately 44 million shares of common stock outstanding with a book value of about $1.46 per share.

“The Board’s approval of this initiative is a strong statement about its confidence in and the prospects for the Company’s future,” said Greg Shortell, President and Chief Executive Officer of NEI. “We believe that the repurchase of our common stock at this time is an effective use of our capital based on current market conditions.”

About NEI

NEI appliances ease deployment and enhance the manageability and security of software applications. Our heritage of providing product and service technologies tailored to support the entire lifecycle of our customers' appliances has made us the appliance partner of choice for software market leaders. Founded in 1997, NEI is headquartered in Canton, Massachusetts with facilities in Plano, Texas, and trades on the NASDAQ exchange under the symbol NENG. For more information about the Company's products and services, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Any statement in this press release that is not a statement of historical fact is a forward-looking statement that is subject to risks and uncertainties, including the Company’s intent to repurchase shares of it’s common stock and the timing of any such purchases, and those other factors contained in the Company’s most recent Annual Report on Form 10K for the period ending September 30, 2007, and Form 10-Q for the period ending March 31, 2008 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission.

CONTACT:
Financial Dynamics
Bob Joyce/Caren Barbara, 212-850-5600